Contact: John McCarthy
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FCC APPROVES ACQUISITION OF TELESAT CANADA
BY LORAL AND PSP INVESTMENTS

NEW YORK — October 5, 2007 — Loral Space & Communications Inc. (NASDAQ: LORL) today announced that the Federal Communications Commission (FCC) has granted Loral and its Canadian partner, the Public Sector Pension Investment Board (PSP Investments), the final required regulatory approval necessary for the closing of the Telesat acquisition.

With the FCC approval announced today, Loral remains on schedule to close the Telesat transaction later this month.

On December 16, 2006, the joint venture company formed by Loral and PSP Investments entered into a definitive agreement with BCE Inc. (TSX/NYSE: BCE) to acquire 100 percent of the stock of Telesat Canada from BCE for CAD 3.25 billion.

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns and operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute broadband data, and provide access to Internet services and other value-added communications services.

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This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports on Form 10-Q for subsequent periods. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.